EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Osiris Therapeutics, Inc. for the registration of 2,267,855 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2007, with respect to the financial statements of Osiris Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Stegman & Company

Baltimore, Maryland

January 17, 2008